Exhibit 20

FOR IMMEDIATE RELEASE	Press and Investor Contact:
Douglas W. McMinn
703/934-3655

KAISER GROUP ANNOUNCES WITHDRAWAL OF FORM 15 - DEREGISTRATION

WITH THE SECURITIES AND EXCHANGE COMMISSION

AND RESIGNATION OF DIRECTOR

FAIRFAX, VA, February 17, 2005 – Kaiser Group Holdings, Inc. (Pink Sheets: KGHI and KGHIP) announced today that it has filed with the Securities and Exchange Commission (the “SEC”) an Amended Form 15 withdrawing the Form 15 filed with the Commission on December 20, 2004.  The Form 15 was filed to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.

Based on advice from its transfer agent, in December the Company believed it was entitled to file a Form 15 to deregister under the Securities Exchange Act of 1934.  Based on the Company’s further review of its stockholder records, however, it now believes there are in excess of 300 holders of record of its common stock.  Therefore, the Company filed with the Securities and Exchange Commission an Amended Form 15 withdrawing the previously filed Form 15.

The Company was not required to file any reports with the Commission between the date of filing of the original and amended Forms 15.  The Company will continue to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 so long as they are applicable.  The Company will consider means by which the number of holders of record of its common stock may be reduced to less than 300, which would allow the Company to proceed with the deregistration process.

The Company’s preferred and common stock are now traded on the “pink sheets” at http://www.pinksheets.com under the symbols KGHI and KGHIP.  The Company expects that its preferred and common stock will continue to trade on the pink sheets.

The Company also announced that, due primarily to the press of other responsibilities, Chairman of the Board and director James J. Maiwurm has resigned from the Company’s Board of Directors effective February 18, 2005.

This release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by our officers and directors to press, potential investors, securities analysts and others, may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not historical facts, but rather are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee” or other words or phrases of similar import.  Similarly, statements that describe or contain information related to matters such as our intent, belief, or expectation with respect to financial performance, claims resolution, cash availability, stock redemption plans, contract awards and performance, potential acquisitions and joint ventures, and cost-cutting measures are forward-looking statements. These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those currently anticipated in these forward-looking statements.  In light of these risks and uncertainties, including those described below, the forward-looking events might or might not occur.